Exhibit 99.1

American Financial Group, Inc. Announces

Third Quarter Results

•	Adjusted book value per share of $45.36; up 7% year-to-date

•	Third quarter core net operating earnings of $1.06 per share; up 29% from the prior year period

•	Net earnings of $0.92 per share include a $0.54 A&E charge and $0.40 in realized gains

•	2013 core operating earnings per share guidance increased to $4.00—$4.20, from $3.70—$4.10

Cincinnati, Ohio – October 29, 2013 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported 2013 third quarter net earnings attributable to shareholders of $83 million ($0.92 per share) compared to $226 million ($2.39 per share) for the 2012 third quarter. The 2013 third quarter results include an after-tax charge of $49 million ($0.54 per share) to strengthen the Company’s asbestos and environmental (“A&E”) reserves and $35 million ($0.40 per share) in after-tax realized gains. Results for the third quarter of 2012 include $148 million ($1.57 per share) in after-tax non-core earnings, primarily the result of a $101 million after-tax gain on the sale of AFG’s Medicare supplement and critical illness businesses, realized gains on securities and the results of AFG’s tax case resolution, which were offset somewhat by A&E reserve strengthening. Book value per share, excluding appropriated retained earnings and unrealized gains on fixed maturities, increased by $2.84, or 7%, to $45.36 per share during the first nine months of 2013. Including AFG’s quarterly dividend, total value creation measured as growth in book value plus dividends was $3.43 per share, or 8%, for the first nine months of the year.

Core net operating earnings were $97 million ($1.06 per share) for the 2013 third quarter, compared to $78 million ($0.82 per share) in the 2012 third quarter. Significantly higher profits in our Specialty Property and Casualty Insurance (“P&C”) operations and increased earnings from our Annuity segment were the primary drivers for the improved quarterly results. Core net operating earnings for the third quarters of 2013 and 2012 generated annualized returns on equity of 9.7% and 8.0%, respectively.

AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three months ended September 30,		Nine months ended September 30,
In millions, except per share amounts	2013	2012	2013	2012
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$97	$78	$268	$253
Non-Core Items:
Gain on sale of Med supp & critical illness businesses	—	101	—	101
Other realized gains	35	55	97	92
Special A&E charges(b)	(49)	(21)	(49)	(21)
ELNY guaranty fund assessments	—	—	(3)	—
AFG tax case resolution	—	28	—	28
Other	—	(15)	—	(15)

Net earnings attributable to shareholders	$83	$226	$313	$438

Components of diluted earnings per share:
Core net operating earnings(a)	$1.06	$0.82	$2.94	$2.59
Non-Core Items:
Gain on sale of Med supp & critical illness businesses	—	1.07	—	1.04
Other realized gains	0.40	0.59	1.08	0.95
Special A&E charges(b)	(0.54)	(0.23)	(0.54)	(0.22)
ELNY guaranty fund assessments	—	—	(0.04)	—
AFG tax case resolution	—	0.30	—	0.29
Other	—	(0.16)	—	(0.15)

Diluted earnings per share	$0.92	$2.39	$3.44	$4.50

Footnotes (a) and (b) are contained in the accompanying Notes To Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “Our specialty P&C and annuity operations performed well during the third quarter, producing strong core operating earnings as we continued to grow businesses where we are achieving targeted returns. We are encouraged by the significant improvement in underwriting profitability in our P&C business and the continued positive momentum in our annuity operations, which achieved record premiums in the third quarter of 2013.

“AFG had approximately $900 million of excess capital (including parent company cash of approximately $200 million) at September 30, 2013. Our strong financial position provides the flexibility to act on strategic business opportunities with the potential to produce desired long-term returns. We will continue to evaluate opportunities to grow our business and will return value to our shareholders through opportunistic share repurchases and dividends.

“Based on results through the first nine months of 2013, we have increased our core net operating earnings guidance for 2013 to be in the range of $4.00—$4.20 per share, up from the $3.70—$4.10 estimated previously. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

The P&C specialty insurance operations generated an underwriting profit of $62 million in the 2013 third quarter, compared to $16 million in the third quarter of 2012, with each of our Specialty P&C sub-segments achieving higher underwriting profitability. Losses from catastrophes were negligible during the 2013 third quarter, compared to $4 million (0.6 points on the combined ratio) in the third quarter of 2012. Results for the 2013 third quarter include $13 million (1.4 points) in favorable reserve development. By comparison, favorable reserve development in the third quarter of 2012 was $9 million (1.1 points).

Gross and net written premiums were up 17% and 18%, respectively, for the third quarter of 2013, as compared to the same period in 2012. The timing of premium recognition in our agricultural operations drove increases in gross premiums while double digit growth in our Specialty Casualty and Specialty Financial Groups were key factors impacting higher net written premiums for the quarter. Further details of AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $16 million in the third quarter of 2013, compared to a slight underwriting profit in the prior year period. This increase is primarily attributable to improved results in our agricultural operations and lower catastrophe losses, partially offset by lower profitability in our transportation businesses. Catastrophe losses were minimal for this group during the third quarter of 2013 as compared to $2 million (0.6 points) in the third quarter of 2012.

Gross and net written premiums in this group were 17% and 10% higher, respectively, than the comparable 2012 period. Higher crop premiums were the primary driver of the growth in the third quarter, as delayed planting and acreage reporting in the second quarter of 2013 also delayed recognition of these premiums to the third quarter of 2013. Excluding the impact of crop premiums, gross and net written premiums for this group grew by 5% and 4%, respectively, during the third quarter. Renewal pricing was up approximately 5% for the quarter following increases of 6% in the second quarter and 5% in the first quarter of 2013.

The Specialty Casualty Group reported third quarter underwriting profit of $19 million compared to an underwriting profit of $8 million in the third quarter of 2012. This increase was due primarily to higher profitability in our workers’ compensation and excess and surplus lines businesses, coupled with less adverse development in our run-off program business. Most businesses in this group produced strong underwriting profit margins through the first nine months of 2013.

Gross and net written premiums were up 23% and 34%, respectively, for the third quarter of 2013 when compared to the same prior year period. While nearly all businesses in this group reported increased premium production in the third quarter, our workers’ compensation operations and excess and surplus lines were the primary sources of growth in this group. New business opportunities, increased exposures and sustained pricing increases have driven the growth in our worker’s compensation businesses. Strong premium growth in our excess and surplus operations is the result of broadening opportunities to write business coupled with the benefit from rate increases over multiple quarters. Pricing in this group was up 5% for the quarter, following 5% and 6% increases, respectively, in the second and first quarters of 2013.

The Specialty Financial Group reported an underwriting profit of $22 million in the third quarter of 2013, compared to an underwriting profit of $1 million in the third quarter of 2012. The increased profitability was due primarily to higher underwriting profits in our lender-placed mortgage property insurance business, as well as improved results in our surety and trade credit operations. Results for the third quarter of 2012 include losses from a run-off book of automotive-related business. Almost all of the businesses in this group continue to achieve excellent underwriting margins.

Gross and net written premiums were up 5% and 15%, respectively, in the 2013 third quarter when compared to the 2012 third quarter, primarily the result of growth in our financial institutions business. Renewal pricing in this group was down 1% for the third quarter and is flat on average for the first nine months of 2013.

Carl Lindner III stated: “Our continued focus on price adequacy and underwriting discipline has allowed us to achieve improved margins and profitably grow our specialty P&C businesses. I’m particularly pleased to see continued healthy pricing increases in our property and transportation and casualty businesses, allowing us to achieve an average overall renewal rate increase of approximately 4% for the quarter. Based on these results through the first nine months of the year, we have increased our 2013 net written premium guidance to be 11%-13% higher than 2012 levels and improved and narrowed our 2013 combined ratio guidance for our overall Specialty P&C Group to 91%-94%.”

Annuity Segment

AFG’s annuity operations contributed $78 million in pretax core earnings in the third quarter of 2013 compared to $69 million in the third quarter of 2012, a 13% increase. Higher pretax core earnings were primarily a result of maintaining interest spreads on a growing asset base, with AFG’s quarterly average balance of fixed annuity investments (at amortized cost) growing by 15% year-over-year. In addition, earnings in the third quarter of 2012 reflect the negative impact that sharply lower interest rates had on AFG’s fixed-indexed annuity business.

Net interest spread earned during the third quarter of 2013 decreased by 36 basis points from the prior year period due primarily to the run-off of higher yielding investments. However, the net spread earned during the third quarter of 2013 decreased only 7 basis points from the prior year period, reflecting the negative impact of sharply lower interest rates on the Company’s indexed annuity business in the 2012 third quarter.

The annuity operations reported record quarterly statutory premiums of $1.2 billion in the third quarter of 2013, an increase of 61% over the same period in 2012. This growth in premiums is a result of continued successful expansion of our distribution channels and product offerings. Management also believes that AFG has benefitted from its strong ratings, and that the entire annuity industry has benefitted from the rise in interest rates in 2013. Statutory premiums of $2.7 billion for the first nine months were up 9% from the comparable 2012 period and were bolstered by strong third quarter sales.

Craig Lindner stated, “The increase in interest rates this year has provided us the opportunity to write increased premiums at favorable returns. For the first time in its history, AFG has exceeded $1 billion of annuity sales in a quarter. In addition, nine month operating earnings were record results for the annuity segment. This demonstrates the effectiveness of our long term strategy of operating our annuity business to be able to capitalize on market opportunities. The increase in earnings continues to be driven in large part by our strong premium growth over the last several years.

“Because of our performance in the third quarter of 2013, and assuming no major fluctuations in interest rates or the stock market, we are increasing our guidance for the annuity and run-off segments. We now expect that the full year 2013 pretax core operating earnings from our annuity and run-off operations will be 17% to 21% higher than the $252 million reported for the full year of 2012, up from the range of 13% to 18% previously estimated. In addition, based on the record sales during the third quarter, we now believe that statutory annuity premiums for the full year of 2013 will be 28% to 32% higher than 2012”.

More information about premiums and the results of operations for our annuity segment may be found in our Quarterly Investor Supplement which is posted on our website.

Run-off Long-Term Care and Life Segment

AFG’s run-off long-term care and life segment incurred a pretax core operating loss of $4 million in the third quarter of 2013 compared to pretax core operating earnings of $2 million in the comparable prior year period. This reduction in earnings is primarily the result of unexpectedly higher claims in both the life and long-term care operations.

Medicare Supplement and Critical Illness Segment

AFG’s Medicare supplement and critical illness segment contributed pretax core operating earnings of $10 million in the third quarter of 2012. These operations were sold in August 2012.

A&E Reserves

During the third quarter of 2013, AFG completed a comprehensive external study of its asbestos and environmental exposures relating to the run-off operations of its P&C group and exposures related to former railroad and manufacturing operations and sites. Such external studies have been periodically undertaken, generally every two years, with the aid of specialty actuarial and engineering firms, a specialty consultant and outside counsel. This year’s comprehensive external study resulted in a non-core after-tax special charge of $49 million ($76 million pretax) to increase AFG’s A&E reserves.

The P&C group’s asbestos reserves were increased by $16 million (net of reinsurance) and its environmental reserves were increased by $38 million (net of reinsurance). At September 30, 2013, the P&C group’s insurance reserves include A&E reserves of $341 million, net of reinsurance recoverables. At September 30, 2013, AFG’s three year survival ratios, excluding amounts associated with the settlements of two large asbestos claims, were 15.2x paid losses for asbestos reserves, 6.2x paid losses for environmental reserves and 10.4x paid losses for the total A&E reserves. These ratios compare favorably with data published by A.M. Best in October 2013, which indicate that industry A&E survival ratios were 10.0x paid losses for asbestos reserves, 5.8x paid losses for environmental reserves, and 8.8x paid losses for total A&E reserves at December 31, 2012.

As the overall industry exposure to asbestos has matured, the focus of litigation has shifted to smaller companies and companies with ancillary exposures. AFG’s insureds with these exposures have been the driver of our P&C asbestos reserve increases. The increase in P&C environmental reserves was attributed primarily to AFG’s increased defense costs and a number of claims where the estimated costs of remediation have increased. There were no newly identified or emerging broad industry trends that were identified in this study.

In addition, the study encompassed reserves for asbestos and environmental exposures of our former railroad and manufacturing operations. As a result of the study, AFG increased its liabilities for these asbestos and environmental exposures by $22 million due primarily to slightly higher estimated operation and maintenance costs at sites where remediation is underway, coupled with higher estimated cleanup costs at a limited number of sites.

Investments

AFG recorded third quarter 2013 net realized gains on securities of $35 million after tax and after deferred acquisition costs (DAC), compared to $55 million in the prior year period. Unrealized gains on fixed maturities were $449 million, after tax, after DAC at September 30, 2013, a decrease of $13 million from June 30, 2013, and $270 million from year-end 2012, reflecting the impact of rising interest rates. Our portfolio continues to be high quality, with 86% of our fixed maturity portfolio rated investment grade and 96% with a National Association of Insurance Commissioners’ designation of NAIC 1or 2, its highest two categories.

During the first nine months of 2013, P&C investment income was approximately 5% lower than the comparable 2012 period, in line with our expectations.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $40 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with historically difficult to estimate asbestos and environmental claims and AFG’s run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2013 third quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, October 30, 2013. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 76241182. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on November 6, 2013. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 76241182. The conference call and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link. The archived webcast will be available immediately after the call via the same link on the Investor Relations page until November 6, 2013 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:	Diane P. Weidner	Websites:
	Asst. Vice President – Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsuranceGroup.com

-o0o-

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012(c)	2013	2012(c)
Revenues
P&C insurance net earned premiums	$949	$848	$2,345	$2,091
Life, accident & health net earned premiums	29	80	87	290
Net investment income	338	326	996	972
Realized gains	56	241	154	300
Income (loss) of managed investment entities:
Investment income	32	31	98	92
Gain (loss) on change in fair value of assets/liabilities	15	(13)	(21)	(63)
Other income	24	25	71	67

Total revenues	1,443	1,538	3,730	3,749

Costs and expenses
P&C insurance losses & expenses	941	864	2,275	2,014
Annuity, life, accident & health benefits & expenses	222	252	642	793
Interest charges on borrowed money	18	19	54	57
Expenses of managed investment entities	22	19	68	58
Other expenses	98	99	248	260

Total costs and expenses	1,301	1,253	3,287	3,182

Earnings before income taxes	142	285	443	567
Provision for income taxes(d)	44	74	155	184

Net earnings including noncontrolling interests	98	211	288	383
Less: Net earnings (loss) attributable to noncontrolling interests	15	(15)	(25)	(55)

Net earnings attributable to shareholders	$83	$226	$313	$438

Diluted Earnings per Common Share	$0.92	$2.39	$3.44	$4.50

Average number of diluted shares	91.0	94.6	91.2	97.4

	September 30,	December 31,
Selected Balance Sheet Data:	2013	2012
Total cash and investments	$29,921	$28,449
Long-term debt	$913	$953
Shareholders’ equity(e)	$4,542	$4,578
Shareholders’ equity (excluding appropriated retained earnings and unrealized gains/losses on fixed maturities)(e)	$4,048	$3,784
Book Value Per Share:
Excluding appropriated retained earnings	$50.40	$50.61
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$45.36	$42.52
Common Shares Outstanding	89.2	89.0

Footnotes (c), (d) and (e) are contained in the accompanying Notes To Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended Sept 30,		Pct. Change	Nine months ended Sept 30,		Pct. Change
	2013	2012		2013	2012
Gross written premiums	$1,768	$1,509	17%	$3,734	$3,356	11%

Net written premiums	$1,067	$908	18%	$2,520	$2,247	12%

Ratios (GAAP):
Loss & LAE ratio	66.1%	68.2%		61.5%	61.1%
Underwriting expense ratio	27.4%	30.0%		32.9%	33.3%

Combined Ratio (Excluding A&E)	93.5%	98.2%		94.4%	94.4%

Combined Ratio	99.1%	101.9%		97.0%	96.3%

Supplemental Information:(f)
Gross Written Premiums:
Property & Transportation	$1,147	$981	17%	$1,945	$1,840	6%
Specialty Casualty	461	376	23%	1,331	1,100	21%
Specialty Financial	160	152	5%	458	415	10%
Other	—	—	—	—	1	—

	$1,768	$1,509	17%	$3,734	$3,356	11%

Net Written Premiums:
Property & Transportation	$594	$539	10%	$1,198	$1,158	3%
Specialty Casualty	325	243	34%	903	734	23%
Specialty Financial	124	108	15%	354	303	17%
Other	24	18	33%	65	52	25%

	$1,067	$908	18%	$2,520	$2,247	12%

Combined Ratio (GAAP):
Property & Transportation	97.1%	99.8%		100.4%	96.8%
Specialty Casualty	93.4%	96.7%		91.5%	93.5%
Specialty Financial	82.3%	98.8%		85.8%	90.6%
Aggregate Specialty Group	93.5%	98.2%		94.4%	94.4%

	Three months ended Sept 30,		Nine months ended Sept 30,
	2013	2012	2013	2012
Reserve Development (Favorable)/Unfavorable:

Property & Transportation	$(1)	$(2)	$(4)	$(14)
Specialty Casualty	(4)	3	(42)	(25)
Specialty Financial	(4)	(5)	(10)	(16)
Other	(4)	(5)	(14)	(7)

Aggregate Specialty Group Excluding A&E	(13)	(9)	(70)	(62)
Special A&E Reserve Charge—P&C Run-off	54	31	54	31
Other	(1)	—	6	8

Total Reserve Development Including A&E	$40	$22	$(10)	$(23)

Points on Combined Ratio:
Property & Transportation	(0.2)	(0.5)	(0.4)	(1.3)
Specialty Casualty	(1.2)	1.2	(5.0)	(3.7)
Specialty Financial	(3.2)	(5.5)	(2.9)	(5.5)
Aggregate Specialty Group	(1.4)	(1.1)	(3.1)	(3.0)

Footnote (f) is contained in the accompanying Notes To Financial Schedules at the end of this release

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended Sept 30,		Pct. Change	Nine months ended Sept 30,		Pct. Change
	2013	2012		2013	2012
Annuity Premiums:
Retail Single Premium	$557	$459	21%	$1,426	$1,475	(3%)
Financial Institutions Single Premium	550	199	176%	1,031	733	41%
Education Market—403(b)	49	51	(4%)	156	177	(12%)
Variable Annuities	11	14	(21%)	39	46	(15%)

Total Annuity Premiums	$1,167	$723	61%	$2,652	$2,431	9%

Components of Core Operating Earnings Before Income Taxes

	Three months ended Sept 30,		Pct. Change	Nine months ended Sept 30,		Pct. Change
	2013	2012		2013	2012
Revenues:
Net investment income	$259	$249	4%	$764	$722	6%
Other income	17	14	21%	46	39	18%

Total revenues	276	263	5%	810	761	6%
Costs and Expenses:
Annuity benefits	140	140	—	394	417	(6%)
Acquisition expenses	35	32	9%	114	92	24%
Other expenses	23	22	5%	66	64	3%

Total costs and expenses	198	194	2%	574	573	—

Core operating earnings before income taxes	$78	$69	13%	$236	$188	26%

Supplemental Fixed Annuity Information*

	Three months ended Sept 30,				Nine months ended Sept 30,
	2013		2012		2013		2012
Average Fixed Annuity Reserves	$19,035		$16,759		$18,231		$16,147
Net Interest Spread Net Spread Earned	2.89 1.50	% %	3.25 1.57	% %	2.97 1.58	% %	3.10 1.45	% %

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended Sept 30,		Nine months ended Sept 30,
	2013	2012	2013	2012
Core Operating Earnings before Income Taxes:
P&C insurance segment	$113	$71	$291	$274
Annuity segment	78	69	236	188
Run-off long-term care and life segment	(4)	2	(7)	8
Medicare supp and critical illness segment*	—	10	—	28
Interest & other corporate expense	(39)	(37)	(123)	(119)

Core operating earnings before income taxes	148	115	397	379
Related income taxes	51	37	129	126

Core net operating earnings	$97	$78	$268	$253

*	Medicare supplement and critical illness businesses were sold in August 2012.

b)	Reflects the following effects of special A&E charges during the first nine months of 2013 and 2012 (dollars in millions, except per share amounts):

	Pretax		After-tax		EPS
	2013	2012	2013	2012	2013	2012
A&E Charge:
P&C insurance run-off operations
Asbestos	$16	$19	$10	$12
Environmental	38	12	25	8
	$54	$31	$35	$20	$0.39	$0.20
Former railroad & manufacturing operations
Asbestos	$2	$2	$1	$1
Environmental	20	—	13	—
	$22	$2	$14	$1	$0.15	$0.02

c)	Certain reclassifications have been made to conform to the current year’s presentation.
d)	Earnings before income taxes include $12 million of non-taxable income and $30 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the third quarter and first nine months of 2013, respectively, and $18 million and $64 million in non-deductible losses in the third quarter and first nine months of 2012, respectively.
e)	Shareholders’ Equity at September 30, 2013 includes $449 million ($5.04 per share) in unrealized after-tax gains on fixed maturities and $45 million ($0.50 per share) of retained earnings appropriated to managed investment entities. Shareholders’ Equity at December 31, 2012 includes $719 million ($8.09 per share) in unrealized after-tax gains on fixed maturities and $75 million ($0.84 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG.

f)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.